Exhibit (a)(12)
Form of E-mail to Non-Participating Eligible Employees Regarding Expiration of the Offer
Lear Corporation (the “Company”) is pleased to announce that we have completed the Offer to Eligible Employees to exchange Eligible RSUs for a SAR and/or Notional Cash Account Credit, as described in the Offer to Exchange Eligible RSUs, dated August 14, 2008, as amended and supplemented by the Supplement to Offer to Exchange Eligible RSUs, dated August 27, 2008, which previously were distributed to you.
Although you did not elect to participate in the Offer, the purpose of this e-mail is to inform you of the expiration and results of the Offer. Upon expiration of the Offer, the Company accepted for exchange 75,084.46 Eligible RSUs from 72 participating Eligible Employees, representing 32% of the Eligible RSUs that were subject to the Offer. In exchange for the Tendered RSUs, Lear issued 181,929.55 cash-settled SARs and $246,901.31 of Notional Cash Account Credits to participating Eligible Employees. Because you did not elect to participate in the Offer, there has been no change to your existing RSUs under the MSPP.
If you have any questions or if you need any further assistance relating to this matter, you may contact Thom Polera at (248) 447-1832 or Tracie Kelp at (248) 447-1834.